  Exhibit 99.2
TPT GLOBAL TECH ENTERS INTO AN AGREEMENT WITH RENNOVA HEALTH TO MERGE ITS SOFTWARE AND GENETICS DIVISIONS INTO A NEW PUBLIC COMPANY AND FILES 8K

The Merger of Health Technology Solutions, Inc. and Advanced Molecular Services Group, Inc with TPTW’s newly formed subsidiary will strengthen TPT Global Tech’s Telemedicine Expansion

San Diego, CA June 12, 2020, TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCBB: TPTW) announced today it filed its 8k and updated its previously June 11 2020 press release that TPT Global Tech entered into an agreement with Rennova Health, Inc. (“Rennova Health”) to merge Rennova Health’s software and genetic testing interpretation divisions, Health Technology Solutions, Inc. (“HTS”) and Advanced Molecular Services Group, Inc., (“AMSG”) into a public company (target) after TPTW completes a merger of its wholly owned subsidiary, InnovaQor, Inc. with this target.

The parties anticipate the steps as defined in the agreement to be completed in the 3rd quarter resulting in the target public company being called InnovaQor, Inc. and filing whatever documents are required to be a fully reporting public company. The public company (“InnovaQor”) will own certain assets and technology from TPTW’s proprietary live streaming communication technology and the technology and software developed and owned by HTS and AMSG. The combination of these fully developed assets will facilitate the creation of a next generation telehealth type platform. This platform will combine telehealth with EHR like capabilities and facilitate a patient’s immediate access to healthcare including their local hospital or doctors, for initial consultation, scheduling of appointments and follow on care.

Completion of the agreement is subject to a number of approvals and consents which need to be secured to complete the transaction. Subject to the relevant SEC approvals it is intended that TPTW shareholders will receive approximately 5M common shares in InnovaQor. TPTW’s intent is to distribute 2.5M of these common shares to its shareholders at a date to be determined in the future. Rennova Health will receive 1M Class A Supermajority Voting Preferred Shares, as well as 2.2M of Series B non-voting shares, except in certain circumstances, with certain designation rights, lock up agreements and other specifications as outlined in the agreement in return for the equity in HTS and AMSG. All debts and liabilities of HTS and AMSG owed to Rennova Health of approximately $22M will be eliminated as part of the equity issuance in InnovoQor. TPTW will end up with a minority interest in InnovaQor. Rennova Health will be responsible to appoint management to the project. It is intended that 1M common shares will vest to management. There can be no assurance that the transaction as described will close successfully or that terms including numbers or values for consideration shares will not change significantly before closing

TPTW will deliver to InnovaQor a standalone backend and front-end telemedicine technology platform utilizing code from TPTW’s TV and Social Media Platform. TPTW is also to grant to InnovaQor a license to utilize and further develop a portion of TPTW’s Streaming Platform to create a telemedicine application for InnovaQor. This is estimated to cost approximately $3.5M, which InnovaQor will pay to TPTW as licensing deal outlined in the agreement.

Rennova Health is a vertically integrated health care provider that owns and operates three hospitals and a physician’s office in Tennessee and a rural clinic in Kentucky. RNI has developed a number of software products for the healthcare sector including lab ordering and reporting software, lab information services software and integration capabilities, electronic healthcare records software and has the ability to provide medical billing services and data analysis capabilities and dashboards for easy use by customers. RNI also owns technology for the interpretation of cancer diagnostics and pharmacogenomics.

"We are very much looking forward to working with RNI in creating a new joint venture in which both TPTW’s strengths and that of RNI can be capitalized on. We strongly believe that Telemedicine is the way of the future especially in rural America and in less developed countries. We believe the transaction with RNI positions us to add a Telemedicine component to our upcoming Mobile TV and Social Media platform which we believe will truly be something special. As a New Generation Technology company it is important for TPT Global Tech to continue to diversify our portfolio of companies at the same time open up new markets and distribution channels to continue to expand our reach to deliver our Telecom, Media, Medical, SaaS and Smartphone technology platforms in the United States and Internationally. ” said Stephen Thomas CEO..

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

About Rennova Health
Rennova Health provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient and effective patient experience along with superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.